Exhibit 99.1

Kimco Realty Announces First Quarter 2019 Results

– Increases in Occupancy, Leasing Spreads and Same Property Net Operating Income –

– Company Updates 2019 Guidance –

NEW HYDE PARK, N.Y.--(BUSINESS WIRE)--May 2, 2019--Kimco Realty Corp. (NYSE:KIM) today reported results for the first quarter ended March 31, 2019. For the three months ended March 31, 2019 and 2018, net income available to the company’s common shareholders was $0.24 per diluted share and $0.30 per diluted share, respectively.

First Quarter Highlights:

  Increased pro-rata occupancy to 96.0%, representing a 20-basis-point improvement from the fourth quarter of 2018 and the highest first quarter sequential growth level in ten years.
  Generated new leasing spreads of 17.4%, representing the highest quarterly increase since the third quarter of 2017 and the 21st consecutive quarter in which spreads on new leases increased by more than 10%.
  Grew same-property net operating income (“NOI”) 3.7% over the same period in 2018.
  Sold seven properties totaling 691,000 square feet for a gross sales price of $101.7 million. Kimco’s share of the sales price was $84.9 million.

“We are highly encouraged by our strong start to 2019, driven by robust leasing volume, higher tenant retention, and outperformance in same-property NOI, all of which demonstrate the appeal of our well-located properties to growing retail concepts,” said Conor Flynn, Kimco’s Chief Executive Officer. “We continue to see healthy demand for space across our portfolio and remain confident in our ability to deliver additional growth and shareholder value in 2019, as reflected by the raising of our full-year net income available to the company’s common shareholders and same-property NOI guidance.”

Financial Results

Net income available to the company’s common shareholders for the first quarter of 2019 was $101.6 million, or $0.24 per diluted share, compared to $129.5 million, or $0.30 per diluted share, for the first quarter of 2018. The decrease was primarily due to $29.9 million of lower gains on the sales of properties, net of impairments, resulting from the sale of 76 assets totaling $913.9 million in 2018.

NAREIT Funds From Operations (“FFO”) was $158.4 million, or $0.38 per diluted share, for the first quarter of 2019 compared to $161.4 million, or $0.38 per diluted share, for the first quarter of 2018. NAREIT FFO for the first quarter of 2019 included $1.0 million of transactional income (net of transactional charges). This compares to $3.6 million of transactional income (net of transactional charges) in the first quarter of 2018.

FFO as adjusted available to common shareholders (“FFO as adjusted”), which excludes the effects of transactional income and charges, was $157.4 million, or $0.37 per diluted share, for the first quarter of 2019 compared to $157.8 million, or $0.37 per diluted share, for the first quarter of 2018.

A reconciliation of net income available to the company’s common shareholders to NAREIT FFO, FFO as adjusted and same-property NOI is provided in the tables accompanying this press release.

Operating Results

  Pro-rata occupancy ended the quarter at 96.0%, representing a 20-basis-point sequential increase.
  Pro-rata anchor and small shop occupancy ended the quarter at 97.8% and 90.6%, respectively.
  Executed a total of 370 leases for 3.0 million square feet with pro-rata rental-rate leasing spreads increasing 8.9% during the first quarter of 2019. Spreads on new leases increased 17.4% with renewals/options growing 7.1%.
  Generated a 3.7% increase in same-property NOI for the first quarter of 2019 over the comparable period in 2018 driven by a 3.1% increase in minimum rent.

Investment Activity

As previously announced, Kimco increased its presence in two high-growth markets in Arizona and California with a $31.2 million sale-leaseback transaction with Albertsons Companies for three grocery-anchored parcels located in existing Kimco shopping centers. The grocery boxes acquired, which generate sales of over $775 per square foot on a blended basis, include one Vons location in San Diego, California, and two Safeway locations in Phoenix, Arizona and Truckee, California.

Additionally, during the first quarter, the company sold seven properties totaling 691,000 square feet for $101.7 million. Kimco’s share of these sales was $84.9 million. Notable dispositions included Arboretum Crossing, in Austin, Texas for $32.5 million; Cave Springs shopping center in St. Peters, Missouri for $16.7 million and Palm Beach Gardens Plaza in West Palm Beach, Florida for $16.5 million.

2019 Full Year Guidance

The company is increasing its 2019 guidance range for Net Income available to the company’s common shareholders and affirming the previously provided ranges for NAREIT FFO and FFO as adjusted:

Guidance (per diluted share)	Current	Previous
Net income available to the company’s common shareholders:	$0.77 to $0.82	$0.71 to $0.76
NAREIT FFO* & FFO as adjusted*:	Unchanged	$1.44 to $1.48

* Reconciliations are provided for these forward-looking non-GAAP metrics (NAREIT FFO and FFO as adjusted) in the tables accompanying this press release.

The company has updated certain components of its 2019 operational assumptions as follows:

Operational Assumptions (Kimco’s pro-rata share)	Current	Previous
Same-property NOI (excluding redevelopments):	1.75% to 2.50%	1.50% to 2.50%
Net dispositions:
Dollar volume: Blended cap rate percentage:	Unchanged 7.25% to 7.75%	$200 million to $300 million 7.50% to 8.00%
Combined redevelopment & development investment:	Unchanged	$275 million to $350 million

Dividend Declarations

Kimco’s board of directors declared a quarterly cash dividend of $0.28 per common share, payable on July 15, 2019, to shareholders of record on July 2, 2019.

The board of directors also declared quarterly dividends with respect to each of the company’s Class I, Class J, Class K, Class L and Class M series of cumulative redeemable preferred shares. All dividends on the preferred shares will be paid on July 15, 2019, to shareholders of record on July 1, 2019.

Financial Statement Presentation Change

On January 1, 2019, Kimco adopted the accounting framework for leases, ASU No. 2016-02, Leases (“Topic 842”). The following is a summary of the presentation changes within the 2019 Condensed Consolidated Statement of Income required by the adoption of the new standard:

  All income related to tenant leases is reflected in a single “Revenues from rental properties, net” line item.
  The impact of bad debt is now a component and included within the single Revenues from rental properties, net line item. This change is reflected in 2019 reporting periods but has not been made to 2018 historical results.

Supplemental footnote support has been provided herein for comparability purposes. The company’s Net income available to common shareholders, FFO and FFO as adjusted were not impacted by these presentation changes.

Conference Call and Supplemental Materials

Kimco will hold its quarterly conference call on Thursday, May 2, 2019, at 10:00 a.m. Eastern Daylight Time (EDT). The call will include a review of the company’s first quarter 2019 results as well as a discussion of the company’s strategy and expectations for the future. To participate, dial 1-888-317-6003 (Passcode: 4584327).

A replay will be available through August 2, 2019, by dialing 1-877-344-7529 (Passcode: 10128854). Access to the live call and replay will be available through the company's website at investors.kimcorealty.com.

About Kimco

Kimco Realty Corp. (NYSE: KIM) is a real estate investment trust (REIT) headquartered in New Hyde Park, N.Y., that is one of North America’s largest publicly traded owners and operators of open-air shopping centers. As of March 31, 2019, the company owned interests in 430 U.S. shopping centers comprising 75 million square feet of leasable space primarily concentrated in the top major metropolitan markets. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for more than 60 years. For further information, please visit www.kimcorealty.com, the company’s blog at blog.kimcorealty.com, or follow Kimco on Twitter at www.twitter.com/kimcorealty.

The company announces material information to its investors using the company’s investor relations website (investors.kimcorealty.com), SEC filings, press releases, public conference calls, and webcasts. The company also uses social media to communicate with its investors and the public, and the information the company posts on social media may be deemed material information. Therefore, the company encourages investors, the media, and others interested in the company to review the information that it posts on the company’s blog (blog.kimcorealty.com) and social media channels, including Facebook (www.facebook.com/kimcorealty), Twitter (www.twitter.com/kimcorealty), YouTube (www.youtube.com/kimcorealty) and LinkedIn (www.linkedin.com/company/kimco-realty-corporation). The list of social media channels that the company uses may be updated on its investor relations website from time to time.

Safe Harbor Statement

The statements in this news release state the company’s and management’s intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the company, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations and management’s ability to estimate the impact of such changes, (vi) the level and volatility of interest rates and foreign currency exchange rates and management’s ability to estimate the impact thereof, (vii) risks related to the company’s international operations, (viii) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and risks related to acquisitions not performing in accordance with our expectations, (ix) valuation and risks related to the company’s joint venture and preferred equity investments, (x) valuation of marketable securities and other investments, (xi) increases in operating costs, (xii) changes in the dividend policy for the company’s common and preferred stock and the company’s ability to pay dividends at current levels, (xiii) the reduction in the company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xiv) impairment charges and (xv) unanticipated changes in the company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company’s SEC filings. Copies of each filing may be obtained from the company or the SEC.

The company refers you to the documents filed by the company from time to time with the SEC, specifically the section titled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2018, as may be updated or supplemented in the company’s Quarterly Reports on Form 10-Q and the company’s other filings with the SEC, which discuss these and other factors that could adversely affect the company’s results. The company disclaims any intention or obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise.

Condensed Consolidated Balance Sheets
(in thousands, except share information)
(unaudited)

	March 31,	December 31,
	2019	2018
Assets:
Real estate, net of accumulated depreciation and amortization
of $2,393,946 and $2,385,287, respectively	$9,221,743	$9,250,519
Real estate under development	275,914	241,384
Investments in and advances to real estate joint ventures	566,928	570,922
Other real estate investments	201,880	192,123
Cash and cash equivalents	143,673	143,581
Accounts and notes receivable, net	183,650	184,528
Operating lease right-of-use assets, net	104,177	-
Other assets	372,235	416,043
Total assets	$11,070,200	$10,999,100

Liabilities:
Notes payable, net	$4,383,413	$4,381,456
Mortgages and construction loan payable, net	485,341	492,416
Dividends payable	130,444	130,262
Operating lease liabilities	97,133	-
Other liabilities	553,327	560,231
Total liabilities	5,649,658	5,564,365
Redeemable noncontrolling interests	23,684	23,682

Stockholders' equity:
Preferred stock, $1.00 par value, authorized 5,996,240 shares; issued and outstanding
(in series) 42,580 shares; Aggregate liquidation preference $1,064,500	43	43
Common stock, $.01 par value, authorized 750,000,000 shares; issued and
outstanding 422,037,132 and 421,388,879 shares, respectively	4,220	4,214
Paid-in capital	6,119,855	6,117,254
Cumulative distributions in excess of net income	(804,241)	(787,707)
Total stockholders' equity	5,319,877	5,333,804
Noncontrolling interests	76,981	77,249
Total equity	5,396,858	5,411,053
Total liabilities and equity	$11,070,200	$10,999,100

Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2019		2018
Revenues
Revenues from rental properties, net	$290,634		$299,717
Management and other fee income	4,376		4,361
Total revenues	295,010		304,078
Operating expenses
Rent	(2,692)		(2,818)
Real estate taxes	(39,347)		(40,434)
Operating and maintenance	(40,896)		(43,331)
General and administrative	(25,831)		(22,398)
Provision for doubtful accounts	-		(2,131)
Impairment charges	(4,175)		(7,646)
Depreciation and amortization	(71,561)		(81,382)
Total operating expenses	(184,502)		(200,140)

Gain on sale of properties/change in control of interests	23,595		56,971
Operating income	134,103		160,909

Other income/(expense)
Other income, net	2,622		6,179
Interest expense	(44,395)		(49,943)
Income before income taxes, net, equity in income of joint ventures, net,
and equity in income from other real estate investments, net	92,330		117,145

Provision for income taxes, net	(630)		(52)
Equity in income of joint ventures, net	18,754		16,913
Equity in income of other real estate investments, net	6,224		9,976

Net income	116,678		143,982
Net (income)/loss attributable to noncontrolling interests	(509)		108
Net income attributable to the Company	116,169		144,090
Preferred dividends	(14,534)		(14,589)
Net income available to the Company's common shareholders	$101,635		$129,501

Per common share:
Net income available to the Company: (2)
Basic	$0.24		$0.30
Diluted	$0.24	(1)	$0.30	(1)
Weighted average shares:
Basic	419,464		423,404
Diluted	420,763		424,521

(1) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an anti-dilutive effect on net income and therefore have not been included. Adjusted for distributions on convertible units of $25 and $244 for the three months ended March 31, 2019 and 2018, respectively.

(2) Adjusted for earnings attributable from participating securities of ($625) and ($599) for the three months ended March 31, 2019 and 2018, respectively.

Reconciliation of Net Income Available to the Company's Common Shareholders to
FFO and FFO as Adjusted Available to the Company's Common Shareholders
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2019	2018 (1)
Net income available to the Company's common shareholders	$101,635	$129,501
Gain on sale of properties/change in control of interests	(23,595)	(57,423)
Gain on sale of joint venture properties	(4,690)	(2,039)
Depreciation and amortization - real estate related	71,260	78,992
Depreciation and amortization - real estate jv's	10,161	9,284
Impairment charges	6,408	7,714
Profit participation from other real estate investments, net	(1,030)	(4,728)
(Gain)/loss on marketable securities	(1,503)	1,510
Noncontrolling interests (2)	(248)	(1,418)
Funds from operations available to the Company's common shareholders	158,398	161,393
Transactional income, net	(1,000)	(3,581)
Funds from operations available to the Company's common shareholders as adjusted	$157,398	$157,812

Weighted average shares outstanding for FFO calculations:
Basic	419,464	423,404
Units	927	933
Dilutive effect of equity awards	1,182	287
Diluted (3)	421,573	424,624

FFO per common share - basic	$0.38	$0.38
FFO per common share - diluted (3)	$0.38	$0.38
FFO as adjusted per common share - diluted (3)	$0.37	$0.37
(1) Certain amounts have been reclassified in order to conform with NAREIT's clarification guidance adopted January 1, 2019.
(2) Related to gains, impairments and depreciation on properties, where applicable.

(3) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Funds from operations would be increased by $261 and $264 for the three months ended March 31, 2019 and 2018, respectively.

Funds From Operations (“FFO”) is a supplemental non-GAAP financial measure utilized to evaluate the operating performance of real estate companies. Effective
January 1, 2019, the Company adopted the National Association of Real Estate Investment Trusts (“NAREIT”) Funds From Operations White Paper – 2018
Restatement ("FFO White Paper - 2018 Restatement") which clarifies, where necessary, existing guidance and consolidates alerts and policy bulletins into a single document for ease of use. NAREIT defines FFO as net income/(loss) available to the Company’s common shareholders computed in accordance with generally accepted accounting principles in the United States (“GAAP”), excluding (i) depreciation and amortization related to real estate, (ii) gains or losses from sales of certain real estate assets, (iii) gains and losses from change in control, (iv) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity and (v) after adjustments for unconsolidated partnerships and joint ventures calculated to reflect FFO on the same basis. Included in the FFO White Paper - 2018 Restatement is an option for the Company to make an election to include or exclude gains and losses on the sale of assets and impairments of assets incidental to its main business in the calculation of FFO. In conjunction with the adoption of the FFO White Paper - 2018 Restatement, the Company has elected to exclude gains/impairments on land parcels, gains/losses
(realized or unrealized) from marketable securities and gains/impairments on preferred equity participations in NAREIT defined FFO.

The Company’s reconciliation of net income available to the Company’s common shareholders to FFO available to the Company’s common shareholders and FFO available to the Company’s common shareholders as adjusted, is reflected in the table above (in thousands, except per share data). In conjunction with the adoption of NAREIT’s FFO White Paper – 2018 Restatement, the Company has reclassified $3.5 million from transactional income into FFO available to the Company’s common shareholders for the three months ended March 31, 2018, relating to incidental gains and losses on the sale of assets and mark-to-market changes in equity securities. This reclassification had no impact on FFO available to the Company’s common shareholders as adjusted for the three months ended March 31, 2018.

Reconciliation of Net Income Available to the Company's Common Shareholders
to Same Property NOI
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2019	2018
Net income available to the Company's common shareholders	$101,635	$129,501
Adjustments:
Management and other fee income	(4,376)	(4,361)
General and administrative	25,831	22,398
Impairment charges	4,175	7,646
Depreciation and amortization	71,561	81,382
Gain on sale of properties/change in control of interests	(23,595)	(56,971)
Interest and other expense, net	41,773	43,764
Provision for income taxes, net	630	52
Equity in income of other real estate investments, net	(6,224)	(9,976)
Net income/(loss) attributable to noncontrolling interests	509	(108)
Preferred dividends	14,534	14,589
Non same property net operating income	(26,258)	(34,995)
Non-operational expense from joint ventures, net	14,793	14,372
Same Property NOI	$214,988	$207,293

Certain reclassifications of prior year amounts have been made to conform with the current year presentation.

Reconciliation of Diluted Net Income Available to Common Shareholders Per Common Share
to Diluted Funds From Operations Available to Common Shareholders Per Common Share
(unaudited)

	Projected Range
	Full Year 2019
	Low	High

Diluted net income available to company's common shareholder	$0.77	$0.82
per common share

Depreciation and amortization - real estate related	0.67	0.70

Depreciation and amortization - real estate joint ventures,
net of noncontrolling interests	0.09	0.10

Gain on sale of properties/change in control of interests	(0.08)	(0.12)

Gain on sale of joint venture properties	(0.03)	(0.04)

Impairments charges	0.02	0.02

Profit participation from other real estate investments, net	-	-

(Gain)/loss on marketable securities	-	-

Noncontrolling interests	-	-

FFO per diluted common share	$1.44	$1.48

Transactional (income)/expense, net	-	-

FFO as adjusted per diluted common share	$1.44	$1.48

Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management’s estimate of results based upon these assumptions as of the date of this press release.

CONTACT:
David F. Bujnicki
Senior Vice President, Investor Relations and Strategy
Kimco Realty Corp.
1-866-831-4297
dbujnicki@kimcorealty.com